Exhibit 23.3




                          INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors
Health Systems Solutions, Inc.

We herby consent to the use in the Prospectus constituting part of the Registration Statement of Health Systems Solutions, Inc. on Form SB-2 of our report dated November 1, 2004, on the consolidated financial statements of Provider Systems Solutions, Inc. (predecessor to Provider Acquisitions LLC) for the period from January 1, 2002 to September 16, 2002, which appear in such Prospectus. We also consent to the reference of our firm under the caption "Experts" contained in such registration statement.


/s/ Rogoff & Company, PC



New York, New York
January 26, 2005